As filed with the Securities and Exchange Commission on June 1, 2018

Registration No. 333-119399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nordson Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0590250
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28601 Clemens Road, Westlake, Ohio, 44145

(Address of Principal Executive Offices, Including Zip Code)

Amended and Restated Nordson Corporation 2004 Long-Term Performance Plan

Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan

(Full Title of the Plans)

Gina A. Beredo, Esq.

Executive Vice President, General Counsel and Secretary

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

(440) 892-1580

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

On September 30, 2004, the Registrant filed a registration statement on Form S-8 (Registration No. 333-119399) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 8,000,000 common shares, without par value, of the Registrant (“Common Shares”) available for issuance under the Nordson Corporation 2004 Long-Term Performance Plan. The Registrant paid the requisite registration fee at that time to register the securities. At the Registrant’s annual meeting of shareholders held on February 19, 2008, the Registrant’s shareholders approved the amendment and restatement of the Nordson Corporation 2004 Long-Term Performance Plan to qualify certain compensation under the plan as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Prior Plan”).

On February 27, 2018 (the “2018 Approval Date”), the shareholders of the Registrant approved the Amended and Restated Nordson Corporation 2012 Stock and Incentive Plan (the “Amended 2012 Plan”). The Amended 2012 Plan amends and restates the Nordson Corporation 2012 Stock and Incentive Plan (the “2012 Plan”), which was approved by the shareholders of the Registrant on February 26, 2013 (the “Original Approval Date”). Under the terms of the 2012 Plan, effective as of the Original Approval Date, no new Common Shares may be issued under the Prior Plan and any Common Shares subject to outstanding awards under the Prior Plan as of the Original Approval Date that are forfeited, canceled, surrendered or otherwise terminated are eligible for issuance or delivery under the 2012 Plan (the “Carryover Shares”). As of the 2018 Approval Date, the Carryover Shares are instead eligible for issuance or delivery under the Amended 2012 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that the Common Shares available for issuance under the Registration Statement are no longer issued under the Prior Plan and, as of the 2018 Approval Date, may instead become available for issuance under the Amended 2012 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register an additional 1,625,000 shares of Common Stock authorized for issuance pursuant to the Amended 2012 Plan, which amount excludes the Carryover Shares. No additional Common Shares are being registered by this Post-Effective Amendment No. 1 to the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 have been sent or given, or will be sent or given, to participants of the Amended 2012 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated by reference into the Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into the Registration Statement):

1.	The Registrant’s Annual Report on Form 10-K for the year ended October 31, 2017;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2018;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2018, March 2, 2018 and May 23, 2018;

4.	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on January 19, 2018; and

5.	The description of the Common Shares, without par value, of the Registrant set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the time of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth conditions and limitations governing the indemnification of directors, officers, and certain other persons (“Indemnified Persons”). In general, the Code authorizes the Registrant to indemnify Indemnified Persons from liability if the Indemnified Person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal actions or proceedings, if the Indemnified Person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of the Registrant, indemnification is prohibited in certain circumstances, including (i) if the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person’s duties to the Registrant, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, or (ii) if the only liability asserted against a director concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) of the Code provides that to the extent an Indemnified Person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, that Indemnified Person shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Code of Regulations of the Registrant or any agreement with directors, officers and certain other persons. The Registrant may purchase and maintain insurance or furnish similar protection on behalf of any Indemnified Person against any liability asserted against and incurred by an Indemnified Person in his or her capacity, or arising out of his or her status, as a director, officer or certain other person, whether or not the Registrant would have the power to indemnify him or her against such liability under the Code.

Article V of the Registrant’s Code of Regulations provides that the Registrant will, to the full extent permitted or authorized by the Ohio General Corporation Law, indemnify any person made or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is or was a director, officer, or employee of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise. The Code of Regulations further provides that the Registrant shall pay, to the full extent permitted or authorized by the Ohio General Corporation Law, expenses, including attorneys’ fees, as they are incurred by any director or officer in defending any such action, suit, or proceeding. The indemnification and advancement of expenses provided by the Code of Regulations shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Registrant’s Articles of Incorporation or Code of Regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of that person.

The Registrant maintains liability insurance for all of its directors and officers (“D&O insurance”). This D&O insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts. The Registrant also has entered into Indemnity Agreements with each of its directors and officers (the forms of which have been filed as Exhibits 10-c-1 and 10-c-2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016) that generally (a) provide directors and officers with the indemnification to which they are now entitled notwithstanding any amendment of the Registrant’s Code of Regulations or Articles of Incorporation, (b) obligate the Registrant to use commercially reasonable efforts to maintain in effect D&O insurance that is at least substantially comparable in scope and amount to that provided by the Registrant’s current D&O insurance, and (c) provide further assurance to the directors and officers that they will be advanced, or reimbursed for, expenses relating to, arising out of or resulting from any indemnifiable claim (as defined in the agreement) paid or incurred by the director or officer or which the director or officer determines are reasonably likely to be paid or incurred in connection with an indemnifiable claim.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2017).

4.2	Certificate of Amendment to 1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a-1 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2017).

4.3	1998 Amended Regulations (incorporated herein by reference to Exhibit 3-b to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2016).

4.4	Amended and Restated Nordson Corporation 2004 Long-Term Performance Plan (incorporated herein by reference to Exhibit 10-g-1 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2013).

4.5	Nordson Corporation 2012 Stock Incentive and Award Plan (Amended and Restated as of December 28, 2017) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 2, 2018).

4.6	Nordson Corporation 2012 Stock Incentive and Award Plan, Form of Notice of Award – Key Employees (as amended November 24, 2014) (incorporated herein by reference to Exhibit 10-g-3 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2014).

4.7	Nordson Corporation 2012 Stock Incentive and Award Plan, Form of Notice of Award – Executive Officers (as amended November 24, 2014) (incorporated herein by reference to Exhibit 10-g-4 to Registrant’s Annual Report on Form 10-K for the year ended October 31, 2014).

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Ohio, on the 1st day of June, 2018.

NORDSON CORPORATION

By:	/s/ Gina A. Beredo
Gina A. Beredo
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 1, 2018.

Name	Title

/s/ Michael F. Hilton* Michael F. Hilton	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Gregory A. Thaxton* Gregory A. Thaxton	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael J. Merriman, Jr.* Michael J. Merriman, Jr.	Chairman of the Board

/s/ Lee C. Banks* Lee C. Banks	Director

/s/ Randolph W. Carson* Randolph W. Carson	Director

/s/ Arthur L. George, Jr.* Arthur L. George, Jr.	Director

/s/ Frank M. Jaehnert* Frank M. Jaehnert	Director

/s/Joseph P. Keithley* Joseph P. Keithley	Director

/s/ Mary G. Puma* Mary G. Puma	Director

/s/ Victor L. Richey, Jr.* Victor L. Richey, Jr.	Director

*By:	/s/ Gina A. Beredo
Gina A. Beredo
Attorney-In-Fact
June 1, 2018